FOR IMMEDIATE RELEASE	CONTACT:
Thursday, July 31, 2014	Kathleen Till Stange, Corporate & Investor Relations V.P.
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Second Quarter 2014 Results

West Des Moines, Iowa, July 31, 2014 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended June 30,
	2014	2013
Net income attributable to FBL	$28,642	$29,587
Operating income	26,147	25,637
Earnings per common share (assuming dilution):
Net income	1.14	1.13
Operating income	1.05	0.98

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the second quarter of 2014 of $28.6 million, or $1.14 per diluted common share compared to $29.6 million, or $1.13 per diluted common share, for the second quarter of 2013.

Operating Income(1). Operating income totaled $26.1 million, or $1.05 per common share, for the second quarter of 2014, compared to $25.6 million, or $0.98 per common share, for the second quarter of 2013. Second quarter 2014 operating income per share reflects strong underlying results from our life insurance and annuity segments, as well as a benefit from stock repurchases over the past year.

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group’s second quarter 2014 earnings results were outstanding with net income of $1.14 per share and operating income of $1.05 per share. These results build on the strong financial results in the first quarter and reflect positive momentum from serving the needs of the Farm Bureau niche market,” said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "For the remainder of 2014, we are directing our efforts to increase life insurance sales, manage expenses, leverage technology, maintain our strong capital position and support our exclusive Farm Bureau agents and FBL employees who act on our purpose to protect livelihoods and futures."

Product Revenues. Premiums and product charges for the second quarter of 2014 totaled $74.8 million compared to $72.9 million in the second quarter of 2013. Interest sensitive product charges increased two percent while traditional life insurance premiums increased three percent during the quarter. Premiums collected(2) in the second quarter of 2014 totaled $176.3 million compared to $165.6 million in the second quarter of 2013. Annuity premiums collected increased 36 percent, while life insurance premiums collected decreased 13 percent.

Investment Income. Net investment income in the second quarter of 2014 totaled $95.2 million compared to $92.9 million in the second quarter of 2013. The increase is due to an increase in average invested assets partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.59 percent for the six months ended June 30, 2014, compared to 5.69 percent for the six months ended June 30, 2013. Investment fee income totaled $0.03 per share in the second quarter of 2014, and was primarily in the Corporate & Other segment. At June 30, 2014, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $137.4 million in the second quarter of 2014, an increase from $136.3 million in the second quarter of 2013. Death benefits, net of reinsurance and reserves released, increased to $23.1 million in the second quarter of 2014, compared to $21.4 million in the second quarter of 2013. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains on Investments. In the second quarter of 2014, FBL Financial Group recognized net realized gains on investments of $2.8 million, attributable to gains on sales. No impairments were recognized in the quarter.

Stock Repurchases. During the second quarter of 2014, FBL repurchased 70,481 shares of its Class A common stock for $3.0 million. FBL has $47.0 million remaining under its current stock repurchase program.

Capital and Book Value. As of June 30, 2014, the book value per share of FBL Financial Group common stock totaled $48.32, a 15 percent increase from $42.08 at December 31, 2013. Book value per share, excluding accumulated other comprehensive income(3), increased to $38.51 at June 30, 2014 from $37.27 at December 31, 2013. The June 30, 2014 company action level risk based capital ratio of Farm Bureau Life Insurance Company was approximately 531 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, August 1, 2014, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Interest sensitive product charges	$27,361	$26,795	$54,452	$52,099
Traditional life insurance premiums	47,444	46,058	92,936	90,992
Net investment income	95,215	92,898	187,846	183,708
Net realized capital gains on sales of investments	2,806	7,435	2,266	11,367

Total other-than-temporary impairment losses	—	(199)	—	(845)
Non-credit portion in other comprehensive income	—	—	—	—
Net impairment losses recognized in earnings	—	(199)	—	(845)

Other income	3,011	3,696	6,872	7,410
Total revenues	175,837	176,683	344,372	344,731

Benefits and expenses:
Interest sensitive product benefits	51,763	48,631	105,143	96,923
Traditional life insurance benefits	41,991	40,263	83,488	80,069
Policyholder dividends	2,907	3,395	6,252	6,753
Underwriting, acquisition and insurance expenses	35,274	37,335	68,718	72,359
Interest expense	1,086	1,838	2,298	3,813
Other expenses	4,383	4,818	8,511	9,202
Total benefits and expenses	137,404	136,280	274,410	269,119
	38,433	40,403	69,962	75,612
Income taxes	(12,339)	(13,378)	(22,567)	(24,961)
Equity income, net of related income taxes	2,531	2,528	4,179	3,840
Net income	28,625	29,553	51,574	54,491
Net loss attributable to noncontrolling interest	17	34	60	62
Net income attributable to FBL Financial Group, Inc.	$28,642	$29,587	$51,634	$54,553

Earnings per common share - assuming dilution	$1.14	$1.13	$2.06	$2.10

Weighted average common shares	24,835,339	25,832,976	24,886,581	25,705,154
Effect of dilutive securities	147,798	243,386	163,889	257,662
Weighted average common shares - diluted	24,983,137	26,076,362	25,050,470	25,962,816

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$28,642	$29,587	$51,634	$54,553
Adjustments:
Net realized gains/losses on investments (a)	(1,737)	(4,413)	(1,409)	(6,308)
Change in net unrealized gains/losses on derivatives (a)	(758)	463	(994)	526
Operating income	$26,147	$25,637	$49,231	$48,771

Operating income per common share - assuming dilution	$1.05	$0.98	$1.96	$1.88

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	June 30, 2014	December 31, 2013
Book value per share	$48.32	$42.08
Less: Per share impact of accumulated other comprehensive income	9.81	4.81
Book value per share, excluding accumulated other comprehensive income	$38.51	$37.27

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $242.3 million at June 30, 2014 and $119.1 million at December 31, 2013. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2014	December 31, 2013
Assets
Investments	$7,505,101	$7,040,002
Cash and cash equivalents	31,672	6,370
Deferred acquisition costs	255,182	335,514
Other assets	391,478	385,482
Assets held in separate accounts	712,533	693,955
Total assets	$8,895,966	$8,461,323

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,960,496	$5,794,010
Other policy funds, claims and benefits	632,112	635,732
Debt	97,000	97,000
Other liabilities	296,697	195,835
Liabilities related to separate accounts	712,533	693,955
Total liabilities	7,698,838	7,416,532

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	142,127	134,993
Class B common stock	72	72
Accumulated other comprehensive income	242,334	119,067
Retained earnings	809,528	787,609
Total FBL Financial Group, Inc. stockholders' equity	1,197,061	1,044,741
Noncontrolling interest	67	50
Total stockholders' equity	1,197,128	1,044,791
Total liabilities and stockholders' equity	$8,895,966	$8,461,323

Common shares outstanding	24,713,506	24,754,355

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